EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 20, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Atlas Pipeline Partners, L.P. and subsidiaries on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atlas Pipeline Partners, L.P. on Forms S-8 (File No. 333-125566, effective June 6, 2005; File No. 333-166054, effective April 13, 2010) and Form S-3 (File No. 333-192464, effective November 21, 2013; File No. 333-183198, effective September 7, 2012).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

February 20, 2014